Exhibit 10.6.3

THIRD AMENDMENT OF LEASE

BETWEEN:	BROOKFIELD DENVER INC. a Colorado corporation 1625 Broadway, Suite 1500 Denver, Colorado 80202	(“Landlord”	)

AND:	PATINA OIL & GAS CORPORATION a Delaware corporation 1625 Broadway, Suite 2000 Denver, Colorado 80202	(“Tenant”	)

FOR PREMISES IN:	1625 Broadway Denver, Colorado 80202	(“Building”	)

DATE:	November 7, 2003

LANDLORD AND TENANT hereby agree as follows:

1.	In this Third Amendment of Lease (“Third Amendment”):

(a)	“Lease” means that certain Lease of Office Space between Landlord and Tenant dated December 21, 2000, and as amended by the “Amendment” of Lease dated November 19, 2001, “Second Amendment” of Lease dated January 16, 2003, and this Third Amendment of Lease dated of even date hereof, including all Exhibits attached to the foregoing, covering the Premises.

(b)	“Initial Premises” means 42,965 rentable square feet, more or less, on the nineteenth (19th), twentieth (20th), and twenty-first (21st) floors of the Building, as set out in the Lease.

(c)	“Extended Term” of the Initial Premises shall be coterminous with the Additional Premises Term as defined below.

(d)	“Additional Premises” means 14,314 rentable square feet of space on the eighteenth (18th) floor of the Building, as shown on the attached Exhibit 1.

(i)	“Additional Premises Delivery Date” shall mean the date Landlord recaptures the Additional Premises from the existing tenants, which is anticipated to be seventy-five (75) days after the execution of this Third Amendment by Landlord and Tenant.

(ii)	“Additional Premises Commencement Date” shall mean the Additional Premises Delivery Date.

(iii)	“Additional Premises Term” shall commence on the Additional Premises Commencement Date and continue for a period of four (4) full years and eight (8) full months, and shall be coterminous with the Extended Term of the Initial Premises.

(e)	“Premises” for all purposes after the Additional Premises Commencement Date the Premises shall collectively be deemed the Initial Premises and the Additional Premises, consisting of 57,279 rentable square feet of space.

(f)	“Effective Date” shall mean the date first written above.

(g)	All other words and phrases, unless otherwise defined herein, have the meanings attributed to them in the Lease.

2.	Extended Term. On the Effective Date, the Term of the Lease is hereby extended through the Extended Term.

3.	Additional Premises. Tenant shall have the right to enter the Additional Premises on the Additional Premises Delivery Date to perform such alterations as are necessary or desirable to prepare the Additional Premises for Tenant’s use and occupancy. Such entry shall be on all the terms and conditions of the Lease including the payment of Rent, expect as provided in Paragraph 4 below. Tenant shall be deemed to have examined and accepted the Additional Premises in its “as-is” condition as of the Additional Premises Delivery Date for commencement of the Additional Premises Improvements (described in Paragraph 7 below). Tenant acknowledges that the Additional Premises Delivery Date and Commencement Date are contemporaneous, and nothing herein shall limit Tenant’s obligations as it relates to the Additional Premises resulting from Landlord’s delay in delivery of the Additional Premises. Upon the Additional Premises Commencement Date, Tenant accepts the respective Additional Premises to have and to hold during the Additional Premises Term, on the same terms and conditions as are contained in the Lease except as otherwise provided herein.

4.	Additional Premises Annual Rent. Effective on the Additional Premises Commencement Date, Section 4.01 of the Lease (as described in Paragraph 4 of the Second Amendment) is hereby modified by adding the following subsections:

“(d)	Additional Premises Annual Rent.

(i)	for the period commencing on the Additional Premises Commencement Date and continuing thereafter through the four hundred twentieth (420th) day of the Additional Premises Term (“Rent Concession Period”), Tenant shall not be obligated for the payment of Annual Rent and Occupancy Costs (as further described below) in the Additional Premises; and

(ii)	for the period commencing on the four hundred twenty-first (421st) day of the Additional Premises Term and continuing through the thirty-sixth (36th) full month of the Additional Premises Term, Tenant shall pay to Landlord an amount equal to $11,928.33 per month, based upon $10.00 per rentable square feet in the Additional Premises; and

(iii)	for the period commencing on the first day of the thirty-seventh (37th) full month of the Additional Premises Term and continuing through the last day of the Additional Premises Term, Tenant shall pay to Landlord an amount equal to 14,314.00 per month, based upon $12.00 per rentable square feet in the Additional Premises.”

5.	Initial Premises Annual Rent. Commencing on May 1, 2007 and continuing through the last day of the Additional Premises Term, Tenant shall pay to Landlord an amount equal to $62,868.42 per month, consisting of (i) $54,798.27 per month, based upon $18.40 per 35,738 rentable square feet, and (ii) $8,070.15 per month, based upon $13.40 per 7,227 rentable square feet, payable pursuant to the Lease.

6.	Occupancy Costs. Except as provided for in Paragraph 4 above, effective on the Additional Premises Commencement Date, Tenant shall pay its share of Occupancy Costs in respect of the Additional Premises and the Initial Premises at the times and in the manner as payments of Occupancy Costs are to be made pursuant to Section 4.02 of the Lease, which are estimated to be $9.70 per rentable square foot (2003 calendar year). Nothing herein shall prevent Tenant from continuing its obligations to pay its share of Occupancy Costs in respect of the Initial Premises as provided in the Lease during the Extended Term.

7.	Additional Premises Improvement Allowance. Landlord shall provide to Tenant an improvement allowance (the “Allowance”) in an amount not to exceed $264,809.00 based upon $18.50 per rentable square foot of space in the Additional Premises, for the contribution toward the entire cost of Tenant’s design, engineering, and construction of real property improvements within the Additional Premises (“Additional Premises Improvements”). Tenant shall be responsible for the coordination of the Additional Premises Improvements, which shall be constructed in accordance with a mutually agreed upon space plan (“Space Plan”). Any changes to the Space Place shall require Landlord’s approval, which shall not be unreasonably withheld. Tenant shall be responsible for any costs in excess of the Allowance. The Allowance shall be disbursed on behalf of Tenant in accordance with the following procedure. Tenant shall, from time to time (but not more than one per month or a total of three (3) requests), approve and submit Tenant’s contractor’s paid invoices and lien waivers to Landlord for reimbursement up to the maximum of the Allowance, which Landlord shall reimburse to Tenant within approximately forty-five (45) days after receipt of same from Tenant. All requests for reimbursement in connection with the completion of the Additional Premises Improvements shall be submitted by Tenant to Landlord on a timely basis, but in no case later than June 30, 2005. Provided Tenant has notified Landlord in writing, and is not in default hereunder, and a portion of the Allowance still remains unspent after the completion of the Additional Premises Improvements, Landlord shall issue a credit (not to exceed $10.00 per rentable square foot of space in the Additional Premises) to Tenant against the next successive months’ Annual Rent to be paid under the Lease after the Rent Concession Period (as described in Paragraph 4 above) in an amount equal to the unspent Allowance. However, in no event shall this credit be applicable after June 30, 2005.

8.	Parking. In addition to the parking provided in Article 23.00 of the Lease, Paragraph 6 of the Amendment, and Paragraph 8 of the Second Amendment, Tenant shall have the option exercisable no later than the Additional Premises Commencement Date to rent two (2) unreserved guaranteed parking spaces underneath the Building at rates set by Landlord from time to time. The current monthly rental rate is $200.00 per space.

Tenant shall have the option exercisable no later than the Additional Premises Commencement Date to rent ten (10) unreserved guaranteed parking spaces at the 15th and Tremont Parking Garage, located at 15th and Tremont streets, at rates set by Landlord from time to time. The current monthly rental rate is $130.00 per space.

In the event Tenant fails to exercise the above options no later than the Additional Premises Commencement Date or discontinues the use or payment for any of the above guaranteed parking spaces for a period of thirty (30) days or more, such spaces shall no longer be deemed guaranteed nor available and shall return to Landlord as its available inventory. Tenant may again rent such forfeited spaces subject to Landlord’s standard month-to-month policy.

9.	Contingency. Tenant acknowledges that this Third Amendment is expressly contingent upon Landlord recapturing the Additional Premises from the existing tenants on or before December 31, 2003 (the “Recapture Date”). In the event Landlord fails to recapture the Premises by the Recapture Date, the Term of this Lease shall be extended on a day-per-day basis for each day of delay, but in no event shall the Term be extended beyond thirty (30) days. In the event Landlord fails to deliver the Additional Premises on or before April 1, 2004, Tenant shall have the right to terminate this Lease as it relates solely to the Additional Premises and this Third Amendment within ten (10) business days written notice. In the event Landlord delivers the Additional Premises within such ten (10) business days, this Third Amendment shall remain in full force and effect. In the event Landlord fails to deliver the Additional Premises within such ten (10) business days then this Amendment and all of its terms and conditions shall become null and void and the terms of the Lease (excluding this Third Amendment) shall control.

10.	Confirmation of Existing Terms. Except as specifically provided herein, the terms and conditions of the Lease are confirmed and continue in full force and effect.

11.	Binding Effect. This Third Amendment shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.

12.	Conflicting Terms. In the event of any conflicts between the provisions of the Lease and the provisions of this Third Amendment, this Third Amendment shall control.

13.	Effective Date. This Third Amendment shall be effective only on such date as Landlord and Tenant both execute this Third Amendment.

IN WITNESS OF THIS THIRD AMENDMENT OF LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD:		TENANT:

BROOKFIELD DENVER INC.,		PATINA OIL & GAS CORPORATION
a Colorado corporation		a Delaware corporation

By	/s/ Francis P. Halm	By	/s/ J.W. Decker
Name	Francis P. Halm	Name	J.W. Decker
Title	Vice President	Title	President

By	/s/ Sheri K. Temple	By
Name	Sheri K. Temple	Name
Title	Assistant Secretary	Title

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